Exhibit 5.2

March 26, 2026

Liberty Defense Holdings, Ltd.

187 Ballardvale Street, Suite 110

Wilmington, Massachusetts 01887

Liberty Defense Holdings, Ltd.
Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special U.S. counsel to Liberty Defense Holdings, Ltd., a British Columbia corporation (the “Company”), in connection with the Registration Statement on Form F-1 (File No. 333-293217) initially filed by the Company on February 5, 2026 (as amended and supplemented from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a number of the Company’s common shares, no par value (“Common Shares”), (ii) a number of pre-funded warrants to purchase Common Shares (the “Pre-Funded Warrants”), pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and The Benchmark Company, LLC (the “Underwriter”), and (iii) a number of Common Shares issuable upon the exercise of the Pre-Funded Warrants, each in amounts specified in the Registration Statement and to be sold or issued, as applicable, by the Company. This opinion letter is being furnished in accordance with the requirements of Item 8(a) of Form F-1 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)            the Registration Statement;

(b)            the prospectus contained in the Registration Statement (the “Prospectus”);

(c)            the form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement; and

(d)            the form of Pre-Funded Warrant, filed as Exhibit 4.1 to the Registration Statement.

In addition, we have examined and relied upon originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

Assumptions Underlying Our Opinion

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following:

(a)            Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof, (ii) representations of the Company as set forth in the Underwriting Agreement and (iii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b)            Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(c)            Signatures; Legal Capacity. The signatures of individuals who have signed or will sign the Underwriting Agreement and the Pre-Funded Warrants are genuine. All individuals who will sign the Underwriting Agreement and the Pre-Funded Warrants have the legal capacity to execute the Underwriting Agreement and the Pre-Funded Warrants.

(d)            Organizational Status, Power and Authority of Certain Parties. All parties to the Underwriting Agreement and the Pre-Funded Warrants (other than any individual) (i) are or will be, as of the date the Underwriting Agreement and the Pre-Funded Warrants are executed and delivered, validly existing and in good standing in their respective jurisdictions of formation and (ii) have or will have, as of the date the Underwriting Agreement and the Pre-Funded Warrants are executed and delivered, the capacity and full power and authority to execute, deliver and perform the Underwriting Agreement and the Pre-Funded Warrants and the documents required or permitted to be delivered and performed thereunder.

(e)            Authorization, Execution and Delivery. The Underwriting Agreement and the Pre-Funded Warrants and the documents required or permitted to be delivered thereunder will have been duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be, as of the date the Underwriting Agreement and the Pre-Funded Warrants are executed and delivered, duly executed and delivered by such parties.

(f)            Subject Documents Binding on Certain Parties. The Underwriting Agreement and the documents required or permitted to be delivered thereunder are or will be, as of the date the Underwriting Agreement is executed and delivered, valid and binding obligations enforceable against the parties thereto in accordance with their terms.

(g)            Form and Governing Law of Certain Documents. The Underwriting Agreement and the Pre-Funded Warrants, the forms of which are filed as exhibits to the Registration Statement, will be consistent with such respective forms. The Underwriting Agreement and the Pre-Funded Warrants will be governed by the laws of the State of New York.

(h)            Noncontravention. Neither the issuance of the Pre-Funded Warrants by the Company or the execution and delivery of the Underwriting Agreement or the Pre-Funded Warrants by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made as to the Company as to any Applicable Law (as defined below) as of the date hereof, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(i)            Registration. The Registration Statement shall have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

(j)            No Mutual Mistake, Amendments, etc. There has not been, and will not be, as of the date of the Underwriting Agreement, any mutual mistake of fact, fraud, duress or undue influence in connection with the issuance of the Pre-Funded Warrants as contemplated by the Registration Statement, Prospectus and the Underwriting Agreement. There are and will be no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Underwriting Agreement or the Pre-Funded Warrants.

Our Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that when the Pre-Funded Warrants have been executed and delivered by the Company and paid for by the purchasers thereof as contemplated by the Registration Statement, the Prospectus and the Underwriting Agreement, the Pre-Funded Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Matters Excluded from Our Opinion

We express no opinion with respect to the following matter:

(a)            Indemnification and Change of Control. The enforceability of any agreement relating to (i) indemnification, contribution or exculpation from costs, expenses or other liabilities or (ii) changes in the organizational control or ownership of any party, which agreement (in the case of clause (i) or clause (ii)) is contrary to public policy or Applicable Law.

(b)            Jurisdiction, Venue, etc. The enforceability of any agreement to submit to the jurisdiction of any specific federal or state court (other than the enforceability in a court of the State of New York of any such agreement to submit to the jurisdiction of a court of the State of New York), to waive any objection to the laying of the venue, to waive the defense of forum non conveniens in any action or proceeding referred to therein, to waive trial by jury, to effect service of process in any particular manner or to establish evidentiary standards, and any agreement regarding the choice of law governing the Underwriting Agreement (other than the enforceability in a court of the State of New York or in a federal court sitting in New York and applying New York law to any such agreement that the laws of New York shall govern the Underwriting Agreement).

(c) Exercise Price Adjustments. The validity, legally binding effect or enforceability of any provision in the Pre-Funded Warrants that requires or relates to adjustments to the exercise price at a rate or in an amount that a court would determine in the circumstances under Applicable Law to be commercially unreasonable or a penalty or forfeiture.

Qualifications and Limitations Applicable to Our Opinion

The opinion set forth above is subject to the following qualifications and limitations.

(a)            Applicable Law. Our opinion is limited to the federal laws of the United States and the internal laws of the State of New York (collectively, the “Applicable Law”), and we do not express any opinion concerning any other law.

(b)            Bankruptcy. Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)            Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might limit the availability of specific equitable remedies (such as injunctive relief and the remedy of specific performance), might not allow a creditor to accelerate maturity of debt or exercise other remedies upon the occurrence of a default deemed immaterial or for non-credit reasons or might decline to order a debtor to perform covenants in the Underwriting Agreement or the Pre-Funded Warrants.

(d)            Unenforceability of Certain Provisions. Provisions contained in the Underwriting Agreement or the Pre-Funded Warrants which require waivers or amendments to be made only in writing may be unenforceable or ineffective, in whole or in part. The inclusion of such provisions, however, does not render the Underwriting Agreement or any of the Pre-Funded Warrants invalid as a whole.

(e)            Choice of New York Law and Forum. To the extent that our opinion relates to the enforceability of the choice of New York law or any choice of New York forum provisions of the Pre-Funded Warrants, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401 and 5-1402 and N.Y. CPLR 327(b) and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality. We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Underwriting Agreement or the Pre-Funded Warrants.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinion is based on statutes, regulations and administrative and judicial interpretations which are subject to change. We undertake no responsibility to update or supplement the opinion subsequent to the effective date of the Registration Statement. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement, to the incorporation by reference of this letter into any subsequent registration statement on Form F-1 filed by the Company pursuant to Rule 462(b) of the Securities Act, and to the reference to our firm in the Registration Statement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

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